Exhibit 10.3

FIRST AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

for

CALUMET OIL COMPANY

J.M. GRAVES L.L.C.

and

JMG OIL & GAS, LP

Dated as of October 31, 2006

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement (the “Amendment”), is made and entered into this 31st day of October, 2006, among the parties identified on Exhibit A-1 (collectively, the “Shareholders” and individually a “Shareholder”), the parties identified on Exhibit A-2 (collectively, the “Partners” and individually a “Partner”), the parties identified on Exhibit A-3 (collectively, the “Members” and individually a “Member”) (the Shareholders, the Partners and the Members in their respective capacities sometimes being collectively referred to herein as the “Sellers” and individually as a “Seller”), Calumet Oil Company, an Oklahoma corporation (the “Company”), JMG Oil & Gas, LP, an Oklahoma limited partnership (the “Partnership”), J.M. Graves L.L.C., an Oklahoma limited liability company (the “General Partner”, and together with the Partnership, the “Partnership Entities”) (the Company, the Partnership and the General Partner being sometimes referred to collectively as the “Entities”), Chaparral Energy, Inc., a Delaware corporation (the “Purchaser”), and Chaparral Energy, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Purchaser (“Assignee”). The Sellers, the Company, the Partnership, the General Partner and the Purchaser are each sometimes referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties are party to that certain Securities Purchase Agreement (the “Agreement”), dated as of September 16, 2006, whereby the Purchaser agreed to purchase (i) all of the capital stock, warrants, options and any other rights to acquire the capital stock of the Company owned by the Shareholders, (ii) all of the partnership interests, warrants, options and any other rights to acquire partnership interests in the Partnership (other than the general partner interest owned by the General Partner) owned by the Partners and (iii) all of the membership interests, warrants, options and any other rights to acquire membership interests in the General Partner owned by the Members;

WHEREAS, the Parties desire to amend certain terms of the Agreement; and

WHEREAS, the Purchaser desires to assign all of its rights and obligations under the Agreement to Assignee, a wholly owned subsidiary of the Purchaser, and Assignee desires to assume such rights and obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. All capitalized terms used in the recitals above and the succeeding provisions of this Amendment which are not defined herein shall have the meaning ascribed to such terms in the Agreement, as amended by this Amendment. All sections referred to in this Amendment shall be references to sections in the Agreement unless otherwise noted.

2.	Section 2.a of the Agreement is hereby deleted in its entirety and replaced as follows:

a.	Purchase Price. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the Purchaser shall pay to the Sellers, in the aggregate, an amount equal to $500,000,000.00 (the “Aggregate Purchase Price”), subject to adjustment as provided in Section 2(b), Section 10(e), and Section 3 in consideration for the Interests. The Aggregate Purchase Price as adjusted pursuant to Section 2(b), Section 10(e) and Section 3 is herein referred to as the “Interest Purchase Price.” The parties hereto agree that the Interest Purchase Price shall be allocated as set forth on Exhibit C.

3.	Environmental Defects.

a.	The parties hereby agree that the reduction in the Aggregate Purchase Price reflected in this Amendment of $10,000,000 from $510,000,000 to $500,000,000 is made in lieu of, and as consideration for the elimination of, all of the obligations and rights under Section 3.b. of the Agreement relating to the Environmental Escrow Agreement.

b.	Section 11.b.IX is hereby amended and restated in its entirety as follows:

Environmental Compliance. Except as would not, individually or in the aggregate, constitute a Material Adverse Change, the Company, its Subsidiaries and the Partnership shall (1) be in possession of all Environmental Approvals needed to carry on their current operations, (2) except as set forth on Schedules 5(g) and 6(f) of the Seller Disclosure Schedules, be in compliance with all Environmental Laws and (3) except as set forth on Schedule 5(j) and (6)(i) of the Seller Disclosure Schedules, not have received any demand or notice with respect to any Environmental Claims or non-compliance with Environmental Laws; provided, the existence of any of the foregoing, together with any other Environmental Defects, that would not reasonably be estimated to represent an aggregate liability in excess of $15.0 million or such other estimated amounts known to Purchaser as of the Closing Date (including environmental inspection reports prepared for Purchaser prior to the Closing Date), shall not be deemed to represent a Material Adverse Change solely due to the estimated cost of such liabilities.

c.	The requirements in Sections 12.a.IV and 12.b.III of the Agreement relating to the delivery of an Environmental Escrow Agreement are hereby eliminated and no longer required.

4.	Schedules 9(c), 9 (g), 5(v) and 6 (u) are hereby amended and restated in their entirety as set forth on such Schedules attached hereto.

5.	Section 10.b.III of the Agreement is hereby deleted in its entirety and replaced as follows:

III.	Spin-Off, Amendment and Merger of the Company’s 401(k) Plan.

(A) Spin-Off. Among other Benefit Plans, the Company sponsors a pension benefit plan that is intended to meet the requirements of Sections 401(a) and 401(k) of the Code (“Company 401(k) Plan”). Green Country Supply, Inc. (“GCSI”) co-sponsors the Company 401(k) Plan. Effective as of the Closing Date, Sellers shall cause the Company 401(k) Plan to be split-up into two separate, substantially identical plans. One such plan will cover participants employed by the Company prior to or on the Closing Date and will continue to be referred to as the Company 401(k) Plan. The other plan will cover participants employed by GCSI prior to, on or after the Closing Date (“GCSI 401(k) Plan”).

(B) Amendment. Effective as of the Closing Date, Sellers shall cause the Company 401(k) Plan as it relates to participants (employed by the Company prior to or on the Closing Date) to be amended, as appropriate, to (i) cease all contributions for periods on or after the Closing Date, except to the extent required by the top-heavy provisions of Section 416 of the Code or other applicable law and (ii) fully vest amounts credited to the account of any such participant who was not already fully vested in his or her account under the Company Plan as of the Closing Date.

(C) Merger. As of a date (the “Account Transfer Date”) as soon as practicable after the Closing Date, the Company shall cause to be transferred from the Company 401(k) Plan to the 401(k) plan sponsored by the Purchaser (the “Purchaser’s 401(k) Plan”) cash or property acceptable to Purchaser in an amount equal to the aggregate account balances of all participants in the Company 401(k) Plan as of such Account Transfer Date, including actual investment earnings or losses through the Account Transfer Date, except that all promissory notes and any related documentation reflecting participant loans to such participants outstanding as of such Account Transfer Date shall be transferred in kind (the “Transferred Assets”). As of the Account Transfer Date, the Purchaser shall assume all liabilities applicable to participants under the Company 401(k) Plan to pay benefits, consistent with the terms of the Company 401(k) Plan, equal to the amount transferred. In the event any participant under the Company 401(k) Plan has a qualified domestic relations order pending or approved in the Company 401(k) Plan at the time of transfer, all documentation concerning such qualified domestic relations order shall be assigned to the Purchaser’s 401(k) Plan. Sellers, Company, GCSI and the Purchaser agree to cooperate fully with respect to any governmental filings, including but not limited to the filing of any Internal Revenue Service Form 5310A reporting obligations, information and procedures necessary to effect the transactions contemplated by this Section 10.b.III. Pending the transfer of the Transferred Assets, the accounts of the participants under the Company 401(k) Plan shall remain in the trust fund for the Company 401(k) Plan and the Company shall cause the trustee of the Company 401(k) Plan to pay any current benefits or make any distributions to participants under the Company 401(k) Plan, including such benefits as may be payable to such participants on account of termination of employment with the Purchaser and its ERISA Affiliates, as they become due. Sellers, Company, GCSI and the Purchaser agree to provide each other with such records and information as they may reasonably request relating to their respective obligations under this Section 10.b.III or the administration of the Company 401(k) Plan, GCSI 401(k) Plan or the Purchaser’s 401(k) Plan.

6.	Section 10.e of the Agreement is hereby deleted in its entirety and replaced as follows:

a.	Section 338(h)(10) Election; Tax Adjustment.

I. At the request of Purchaser, the shareholders of the Company will cause the Company to join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares of the Company hereunder (a “Section 338(h)(10) Election”). Seller and the Purchaser shall cooperate fully with each other and make available to each other as soon as practicable after the Closing Date (but in not event more than 270 days after the Closing Date) such Tax data and other information as may be reasonably required by Purchaser to determine whether to make the Section 338(h)(10) Election (including, without limitation, a good faith determination of the actual amount of ordinary income recapture allocable to the Sellers on a property-by-property basis that would result from the Section 338(h)(10) Election). Each Seller will include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent permitted by applicable law. The allocation of the Purchase Price among the assets of the Company shall be made in accordance with Section 338 of the Code and the Treasury Regulations promulgated thereunder. The Sellers shall, unless it would be unreasonable to do so, accept Purchaser’s determination of such allocations of the Purchase Price and shall report, act and file in all respects and for all purposes consistent with such determination of Purchaser. To facilitate such election, all of the “S corporation shareholders” as defined in Treasury Regulation Section 1.338(h)(10)-1(b)(5) shall, not later than 270 days after the Closing Date, execute and deliver to Purchaser such forms as Purchaser shall request or as required by applicable law for effective Section 338(h)(10) Elections, including IRS Form 8023 (together with any schedules or attachments thereto.

II. If Purchaser chooses to make a Section 338(h)(10) Election, Purchaser shall pay to the Shareholders not later than 45 days after such Section 338(h)(10) Election is filed, in cash as an adjustment to the Purchase Price, the amount of additional consideration the parties agree is necessary to cause the Shareholders’ after-Tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that the Shareholders would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”); provided, however, the maximum amount of the Tax Adjustment shall in no event exceed $17 million in the aggregate.

7.	Assignment and Assumption of Agreement. Effective as of the date hereof, Purchaser does hereby assign, sell, transfer and convey to Assignee all of its right, title and interest in and to the Agreement. Assignee does hereby assume and shall subsequently discharge and perform when lawfully due the obligations of Assignee under the Agreement from and after the date hereof. Each of the Purchaser and Assignee shall execute such documents and other instruments and perform such further acts, as may be reasonably required or desirable to effect the provisions of this Section 7 and the transactions contemplated hereby. The assumption by Assignee of the rights and obligations as herein provided is not intended by the Purchaser or the Assignee to expand the rights or remedies of any third party against Assignee as compared to the rights and remedies which such third party would have had against the Purchaser had Assignee not consummated the transactions contemplated by the Agreement. Assignee shall have all rights that Purchaser may have, or have had, to defend or contest any third party claim or demand.

8.	General Provisions.

a.	Entire Agreement. This Amendment together with the Schedules and Exhibits contains the entire understanding of the Parties with regard to the subject matter hereof and no warranties, representations, promises or agreements have been made between the Parties other than as expressly herein set forth. This Amendment supersedes any previous agreement or understanding between the Parties and cannot be modified or amended except in a writing executed by the Purchaser and the Majority of Sellers.

b.	Binding Effect. Upon execution, this Amendment shall be binding and fully enforceable and shall inure to the benefit of the Parties hereto, their successors, assigns, personal representatives and heirs.

c.	Notices. All communications and notices to the Parties hereunder shall be given as provided in the Agreement.

d.	Severability. In the event that any of the provisions, or portions thereof, of this Amendment are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

e.	Governing Law; Waiver of Jury Trial. This Amendment shall be governed by and construed under the laws of the State of Oklahoma without regard to its choice of law provisions that would apply the law of any other state. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

f.	Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and each such counterpart shall be considered an original and an enforceable agreement. Facsimile and electronic signatures to this Amendment shall be valid.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first set forth above.

PURCHASER

Chaparral Energy, Inc.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

ASSIGNEE

Chaparral Energy, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

SELLERS

John Milton Graves Trust UTA 6/11/2004

By:	/s/ Paul Korte
Name:	Paul Korte, Co-Trustee

By:	/s/ E. Ann Graves
Name:	E. Ann Graves, Co-Trustee

J.M Graves, L.L.C.

By:	/s/ Michael L. Graves
Name:	Michael L. Graves
Title:	Managing Member

/s/ E. Ann Graves
E. Ann Graves

/s/ John Graves
John Graves

/s/ Michael L. Graves
Michael L. Graves

ENTITIES

CALUMET OIL COMPANY

By:	/s/ Michael L. Graves
Michael L. Graves, President

J.M. GRAVES L.L.C.

By:	/s/ Michael L. Graves
Michael L. Graves, Managing Member

JMG OIL & GAS, LP

By:	J.M. Graves L.L.C., its general partner

By:	/s/ Michael L. Graves
Michael L. Graves, Managing Member